SUPPLEMENTAL LIFE INSURANCE PLAN

Effective: January 1, 1986
Revisions Effective:  September 24, 2015

SUPPLEMENTAL LIFE INSURANCE PLAN
1.            Purpose.  The purpose of the Supplemental Life Insurance Plan ("Plan") is to allow for provision of additional survivor benefits for Eligible Employees.
2.            Definitions.  For purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:
Annual Base Salary or Annual Salary or Salary.
"Annual Base Salary" or "Annual Salary" or "Salary" shall mean an Eligible Employee's annual base salary rate determined by AT&T, excluding (1) all differentials regarded as temporary or extra payments and (2) all payments and incentive awards and distributions made either as a long-term award or as a short-term award; and such Salary shall be as before reduction due to any contribution pursuant to any deferred compensation plan or agreement provided by AT&T, including but not limited to compensation deferred in accordance with Section 401(k) of the Internal Revenue Code.  Annual Salary or Salary shall mean an annualized amount determined from an Eligible Employee's Annual Base Salary rate.
Beneficiary.  "Beneficiary" shall mean any beneficiary or beneficiaries designated by the Eligible Employee pursuant to the AT&T Rules for Employee Beneficiary Designations as may hereafter be amended from time to time ("Rules").
BSLIP Offset.  "BSLIP Offset" shall equal the sum of the amounts (1) and (2) described below:  an amount of level death benefit that would be paid under the participant's BellSouth Supplemental Life Insurance Plan ("BSLIP") policy(ies) as if the participant had restructured such policy(ies) based on the December 31, 2008 cash value to provide a level death benefit assuming no additional premium payments to the policy(ies), as calculated by the BSLIP administrator during 2008 and communicated to each active officer; or, an amount of level death benefit that would be paid under the participant's Cingular Wireless BLS Executive Transition Supplemental Life Insurance Plan policy(ies) as if the participant had restructured such policy(ies) based on the December 31, 2007 cash value to provide a level death benefit assuming no additional premium payments to the policy(ies), as calculated by the BSLIP administrator during 2008 and communicated to each active officer; and an amount equal to the death benefit provided under the participant's BellSouth Split Dollar Life Insurance Plan policy(ies) as of December 31, 2008 and Cingular Wireless BLS Executive Transition Split Dollar Life Insurance Plan policy(ies) as of December 31, 2007.
This sum is applied as an offset to this Plan as described in Section 4, regardless of whether or not the participant actually restructured his policy or made other decisions regarding such BellSouth and Cingular policy(ies).
BSLIP Retiree Offset.  "BSLIP Retiree Offset" shall equal the sum of the amounts (1) and (2) described below:  (1) an amount equal to the death benefit provided under the participant's BellSouth Supplemental Life Insurance Plan policy(ies) as if the participant died on December 31, 2008; and (2) an amount equal to the death benefit that was provided under the participant's BellSouth Split Dollar Life Insurance policy(ies) as if the participant died on his BSLIP retirement date.  This amount is applied as an offset to this Plan as described in Section 4.

Chairman.  "Chairman" shall mean the Chairman of the Board of AT&T Inc.
Committee.  "Committee" shall mean the Human Resources Committee of the Board of AT&T Inc.
Eligible Employee.  "Eligible Employee" shall mean an Officer and any other individual who is participating in the Plan as of September 1, 2005.  An employee of a company acquired by AT&T shall not be considered an Eligible Employee unless designated as eligible by the CEO of AT&T Inc. ("CEO").  Notwithstanding the foregoing, the CEO may, from time to time, exclude any Officer or group of Officers from being an "Eligible Employee" under this Plan; provided however, only the Committee shall have the authority to exclude from participation or take any other action with respect to Executive Officers.

ELIP Offset.  "ELIP Offset" shall equal an amount of level death benefit that would be paid under the participant's AT&T Supplemental Life Insurance Program ("ELIP") policy as if the participant had restructured his ELIP policy based on the December 31, 2007 cash value to provide a level death benefit assuming no additional premium payments to the policy, as calculated by the ELIP administrator during 2007 and communicated to each active officer participating in ELIP.  This amount is applied as an offset to this Plan as described in Section 4, regardless of whether or not the participant actually restructured his policy or made other decisions regarding such ELIP policy.
Executive Officer.  "Executive Officer" shall mean any executive officer of AT&T, as that term is used under the Securities Exchange Act of 1934.
Insurance Contract.  "Insurance Contract" shall mean a contract(s) of life insurance insuring the life of the Eligible Employee entered into by AT&T.
Officer.  "Officer" shall mean an individual who is designated as an officer of AT&T or of any AT&T subsidiary for compensation purposes on AT&T's records.
Plan Administrator.  "Plan Administrator" shall mean any person or persons whom the Committee may appoint to administer the Plan; provided that the Committee may act as the Plan Administrator at any time.
Retirement.  "Retirement" shall mean the termination of an Eligible Employee's employment with AT&T and any of its subsidiaries, for reasons other than death, on or after the earlier of the following dates:
(1)	the date a participant has attained age 55, and,

(a)	for an individual who becomes a participant on or after January 1, 2002, has a five (5) year Term of Employment, and
(b)	for an individual who is designated as an Officer on or after October 1, 2015, has a ten (10) year Term of Employment, or

(2) the date the Eligible Employee has attained one of the following combinations of (i) age, and (ii) Term of Employment, upon his or her termination of employment on or after April 1, 1997, except as otherwise indicated below:
Term of Employment	Age
25 years or more	50 or older
30 years or more	Any age

With respect to an Eligible Employee who is granted an EMP Service Pension under and pursuant to the provisions of the AT&T Pension Benefit Plan - Nonbargained Program ("ATTPBP") upon termination of Employment, the term "Retirement" shall include such Eligible Employee's termination of employment.
Termination Under EPR.  In determining whether an Eligible Employee's termination of employment under the Enhanced Pension and Retirement Program ("EPR") is a Retirement for purposes of this Plan, five years shall be added to each of age and net credited service ("NCS").  If with such additional age and years of service, (1) an Eligible Employee upon such termination of employment under EPR is Retirement Eligible according to the AT&T Supplemental Retirement Income Plan ("SRIP") or (2) the Eligible Employee upon such termination of employment under EPR has attained one of the following combinations of age and service,
Actual NCS + 5 Years	Actual Age + 5 Years
10 years or more	65 or older
20 years or more	55 or older
25 years or more	50 or older
30 years or more	Any age

then such termination of employment shall be a Retirement for all purposes under this Plan and the Eligible Employee shall be entitled to the treatment under this Plan afforded in the case of a termination of employment which is a Retirement.
AT&T.  "AT&T" shall mean AT&T Inc.
3.            Eligibility.  Each Eligible Employee shall be eligible to participate in the Plan.
4.            Pre-Retirement Benefits and Post-Retirement Benefits.

Basic Death Benefit
While this plan is in effect, the Beneficiary who is designated by the Eligible Employee shall be entitled to receive as a Basic Death Benefit from the proceeds of the Insurance Contract an amount equal to the result of multiplying the Eligible Employee's Annual Salary rounded to the next higher $1,000 by the following amounts:
Chief Executive Officer                                                      2
Other Eligible Employees                                            1

This amount shall be reduced (but not below zero) by any amount payable under any group term life insurance covering the Eligible Employee which is maintained by AT&T, which amount of group term life insurance will be limited to a maximum of $50,000.
In addition, the Basic Death Benefit will be reduced (but not below zero) by the ELIP Offset amount, BSLIP Offset amount or BSLIP Retiree Offset amount.
Furthermore, any officer who becomes eligible to participate in this Plan on or after the date that an ELIP Offset, BSLIP Offset or BSLIP Retiree Offset has been determined by the ELIP or BSLIP plan administrator, as applicable, will have his Basic Death Benefit reduced accordingly by such offset amount.
The amount of Basic Death Benefit payable hereunder will automatically increase if pay increases.
At Retirement, the pre-retirement benefit converts to a post-retirement benefit.  This benefit is equal to one times Salary rounded to the next higher $1,000 (at the time of retirement) and shall be reduced (but not below zero) by any amount payable under any group term life insurance covering the Eligible Employee which is maintained by AT&T, which amount of group term life insurance will be limited to a maximum of $50,000; provided, however, for an executive who first becomes a Plan participant on or after January 1, 1998, this post-retirement death benefit shall be reduced by 10% of its original post-retirement amount each year for five years beginning at the later of the date the Eligible Employee attains age 66 or Retirement.
Optional Supplementary Benefit
Subject to the limitations in the remaining paragraphs in this section describing optional supplementary benefits, each Eligible Employee may also purchase optional supplementary pre-retirement life insurance coverage from AT&T in an amount equal to one times the Eligible Employee's Annual Salary rounded to the next higher $1,000, and an additional amount of such insurance in an amount equal to another one times such amount (for a total of two times the Annual Salary rounded to the next higher $1,000), which insurance shall be payable from the proceeds of the Insurance Contract.  Each such amount of insurance ("one times salary") continued until such employee reaches age 65, by continuing to contribute for it, shall entitle the beneficiary under the Insurance Contract to receive an amount from the proceeds of such Insurance Contract equal to one times the Eligible Employee's final Annual Salary rounded to the next higher $1,000, when such Eligible Employee dies after Retirement.

No ELIP Offset, BSLIP Offset, nor BSLIP Retiree Offset will reduce the amount of Optional Supplementary Benefit for any participant.
To elect this optional supplementary coverage, the Eligible Employee must complete an enrollment form on which he or she specifies the amount of coverage he or she wishes to purchase and authorizes his or her employing company to deduct his or her contributions for coverage from his or her salary.
An Eligible Employee may not elect this coverage while receiving disability benefits under any Company disability benefit plan.
An Eligible Employee must make his or her election to purchase optional supplementary coverage within three calendar months of being declared eligible to participate in the Plan; except any Eligible Employee who was declared an Eligible Employee before October 1, 1997, shall have until December 31, 1997 to enroll for such optional supplementary coverage or to increase such coverage.
The optional supplementary life insurance is effective upon AT&T's binding of life insurance coverage for the Eligible Employee pursuant to an Insurance Contract.
Effective January 1, 1998, once an Eligible Employee enrolls for optional supplementary coverage, he or she can later decrease or terminate such coverage but never increase or reinstate such coverage.
Regardless of the amount of coverage elected, the amount in force will automatically increase if Salary increases.  The cost for this coverage will increase accordingly.
This optional supplementary life insurance is paid for on a contributory basis by those Eligible Employees who enroll in the coverage.  The cost of coverage, and therefore, how much an Eligible Employee contributes, depends on age and the amount of coverage and shall be as determined by AT&T.  There will be no periodic waiver of premium payments.
In the event of death, the Eligible Employee's optional supplementary life insurance benefit will be paid to the Eligible Employee's Beneficiary or Beneficiaries in a lump sum, unless the Salary Continuation Death Benefit form of payment was elected on the Eligible Employee's enrollment form.  The option to elect other than a lump sum payment is limited to an Eligible Employee who became an Eligible Employee on or before January 1, 1998.  If the Eligible Employee has no surviving beneficiaries, the benefit will be paid in a lump sum in accordance with the Rules.
The optional supplementary life insurance coverage hereunder will automatically continue while an Eligible Employee is receiving disability benefits under any AT&T disability benefit plan, provided the Eligible Employee continues his or her contributions.
If an Eligible Employee terminates employment with AT&T or any of its subsidiaries for any reason other than Retirement, this coverage will stop at the end of the month of termination; provided, however, Eligible Employees who are 65 at the time of their termination will continue to have non-contributory unreduced coverage after age 65.

Alternate Death Benefit
Alternate death benefit coverage shall only be available to an Eligible Employee who became an Eligible Employee before January 1, 1998.  Such Eligible Employees shall be entitled to elect to receive alternate death benefit life insurance coverage; provided such election is made before January 1, 1998.
Under such coverage, an Eligible Employee's Beneficiary or Beneficiaries will be entitled to receive from the proceeds of the Insurance Contract a payment equal to the Eligible Employee's final Annual Salary upon his or her death.  This benefit will not be rounded to the next higher $1,000.  The amount of insurance in force will automatically increase if salary increases.  Coverage applies to death from any cause, except with respect to an on-the-job accident for which an Eligible Employee is protected while an active employee by any Accident Death Benefit feature of the ATTPBP.
By enrolling in this coverage, an Eligible Employee automatically waives his or her eligibility for any Sickness Death Benefit and Pensioner Death Benefits otherwise payable under the ATTPBP.
The coverage provided by the alternate death benefit life insurance coverage will continue after Retirement.
To elect this coverage, an Eligible Employee must complete an irrevocable enrollment and waiver form.
AT&T pays the full cost of the alternate death benefit life insurance coverage.
The insurance benefit provided under this alternate death benefit life insurance will be paid in a lump sum, unless otherwise elected on the Eligible Employee's enrollment form.
Alternate death benefit coverage ceases upon an Eligible Employee's Termination of Employment other than a Retirement.  This alternate death benefit life insurance may not be converted to an individual policy.
Salary Continuation Death Benefit.
The salary continuation death benefit shall only be available under the conditions specified hereunder, to an Eligible Employee who became an Eligible Employee before January 1, 1998.
By a written election filed with AT&T before January 1, 1998, an Eligible Employee may terminate his or her rights to a Basic Death Benefit and/or to Optional Supplementary Coverage (if any) and/or to an Alternate Death Benefit (if any).
If such an election is filed, and the Eligible Employee dies on or after the first day of the calendar year following the year in which such election is filed and prior to the termination of coverage pursuant to Section 7, the Eligible Employee's Beneficiary or Beneficiaries theretofore named shall be paid by AT&T an amount per annum for ten (10) years which amounts, in the aggregate, have a net present value, using an eleven percent (11%) discount rate, equal to one hundred eight-five percent (185%) of the (i) Basic Death Benefit amount and/or (ii) the amount elected as Optional Supplementary coverage (if any) and/or (iii) the amount elected as an Alternate Death Benefit (if any) which would be payable to his or her Beneficiary or Beneficiaries as of the date of the Eligible Employee's death, and no other benefit shall be payable hereunder as either a Basic Death Benefit, Optional Supplementary Coverage or Alternate Death Benefit.  Such payment(s) shall commence no later than sixty (60) days following the date of the Eligible Employee's death.

On or after January 1, 1998, an Eligible Employee who has elected death benefits in the form of salary continuation pursuant to this Section may cancel such election and have his or her Beneficiaries receive death benefits as insurance in a lump-sum but, an Eligible Employee who cancels his or her salary continuation election may not thereafter re-elect such option.
Survivor Annuity Equivalent
Additionally, each Eligible Employee who is not eligible for the Immediate Automatic Pre-retirement Survivor Annuity of the ATTPBP (or equivalent thereof) shall be eligible hereunder for a Survivor Annuity Equivalent benefit of one times salary payable to the surviving spouse of such Eligible Employee.  Such benefit shall be paid as follows:  an amount per annum for ten (10) years shall be paid to the Eligible Employee's surviving spouse which amounts, in the aggregate, shall have a net present value, using an eleven percent (11%) discount rate, equal to one hundred eighty-five percent (185%) of one times the Eligible Employee's salary at the time of his or her death; provided, however, no such Survivor Annuity Equivalent payments will be made on or after the date of death of the surviving spouse.  Such payments shall commence no later than sixty (60) days following the date of the Eligible Employee's death.
For the purposes of the Survivor Annuity Equivalent, the Eligible Employee's surviving spouse means a spouse legally married to the Eligible Employee at the time of the Eligible Employee's death.
Eligibility for the Survivor Annuity Equivalent shall automatically cease on the date of termination of the Eligible Employee's employment.  If the Eligible Employee becomes totally disabled prior to Retirement, the Eligible Employee shall continue to be eligible for the Survivor Annuity Equivalent until the expiration of disability benefits.  If the Eligible Employee is granted a leave of absence, other than for military service of more than four weeks, the Eligible Employee shall continue to be eligible for the Survivor Annuity Equivalent during such leave of absence.
The Eligible Employee shall cease to be eligible for the Survivor Annuity Equivalent at the conclusion of the day immediately preceding the date the Eligible Employee becomes eligible for the Immediate Automatic Pre-retirement Survivor Annuity of the ATTPBP.
5.            Incidents of Ownership.  AT&T will be the owner and hold all the incidents of ownership in the Insurance Contract, including the right to dividends, if paid.  The Eligible Employee may specify in writing to AT&T, the Beneficiary or Beneficiaries and the mode of payment for any death proceeds not in excess of the amounts payable under this Plan.  Upon receipt of a written request from the Eligible Employee, AT&T will immediately take such action as shall be necessary to implement such Beneficiary appointment.  Any balance of proceeds from the Insurance Contract not paid as either a Basic Death Benefit or otherwise pursuant to the Plan shall be paid to AT&T.

6.            Premiums.  All premiums due on the Insurance Contract shall be paid by AT&T.  However, the Eligible Employee agrees to reimburse AT&T by January 31 following the date of each premium payment in an amount such that, for Federal Income Tax purposes the reimbursement for each year is equal to the amount which would be required to be included in the Eligible Employee's income for Federal Income Tax purposes by reasons of the "economic benefit" of the Insurance Contract provided by AT&T; provided, however, that AT&T, in its sole discretion, may decline to accept any such reimbursement and require the inclusion of such "economic benefit" in the Eligible Employee's income.  In its discretion AT&T may deduct the Eligible Employee's portion of the premiums from the Eligible Employee's pay.  For purposes of this Plan, the value of the "economic benefit" shall be determined based on the insurers published premium rates available to all standard risks for initial issue one-year term insurance in compliance with Revenue Rulings 66-110 and 67-154 issued by the Internal Revenue Service.
7.            Termination of Coverage.  An Eligible Employee's coverage under this Plan shall terminate immediately when the Eligible Employee realizes an "Event of Termination" which shall mean any of the following:
(a)            Termination of an Eligible Employee's employment with his or her employing company for any reason other than (i) death, (ii) Disability as such term is defined in the SRIP or, for an Eligible Employee whose termination of employment is after December 31, 2004, the 2005 Supplemental Employee Retirement Plan ("SERP"), or (iii) Retirement.
(b)            In the case of an Eligible Employee who terminates employment by reason of a disability but who does not realize an Event of Termination because of Section 7a(ii) above, a termination of the Eligible Employee's total Disability that is not accompanied by either a return to employment with his or her employing company or the Eligible Employee's death or Retirement.
(c)            Except in the case of an Eligible Employee who has theretofore terminated employment for a reason described in Section 7a(ii) or (iii) above, AT&T elects to terminate the Eligible Employee's coverage under the Plan by a written notice to that effect given to the Eligible Employee.  AT&T shall have no right to amend the Plan or terminate the Eligible Employee's coverage under the Plan with respect to an Eligible Employee who has theretofore terminated employment for a reason described in Section 7a(ii) or (iii) above without the written consent of the Eligible Employee.
8.            Non-Competition.  Eligible Employee acknowledges that AT&T would be unwilling to provide Plan benefits but for the loyalty conditions and covenants set forth in this Section, and that the conditions and covenants herein are a material inducement to AT&T's willingness to sponsor the Plan and to offer Plan benefits to Eligible Employees.  Accordingly, as a condition of receiving coverage and any Plan benefits, each Eligible Employee is deemed to agree that he shall not, without obtaining the written consent of the Plan Administrator in advance, participate in activities that constitute engaging in competition with AT&T or engaging in conduct disloyal to AT&T, as those terms are defined in this Section.  Further, notwithstanding any other provision of this Plan, all Basic Death Benefits, Alternate Death Benefits, and the premiums paid by the Company therefore, provided under the Plan with respect to an Eligible Employee shall be subject in their entirety to the enforcement provisions of this Section if the Eligible Employee, without the consent of AT&T, participates in an activity that constitutes engaging in competition with AT&T or engaging in conduct disloyal to AT&T, as defined below.  The provisions of this Section 8 as in effect immediately before such date shall be applicable to Eligible Employee who retire before January 1, 2010.

(a)            Definitions.  For purposes of this Section 8 and of the Plan generally:
(i)	an "Employer Business" shall mean AT&T, any subsidiary of AT&T, or any business in which AT&T or a subsidiary or an affiliated company of AT&T has a substantial ownership or joint venture interest;
(ii)
"engaging in competition with AT&T" shall mean, while employed by an Employer Business or within two  (2) years after the Eligible Employee's termination of employment, engaging by the Eligible Employee in any business or activity in all or any portion of the same geographical market where the same or substantially similar business or activity is being carried on by an Employer Business.  "Engaging in competition with AT&T" shall not include owning a nonsubstantial publicly traded interest as a shareholder in a business that competes with an Employer Business.  "Engaging in competition with AT&T" shall include representing or providing consulting services to, or being an employee or director of, any person or entity that is engaged in competition with any Employer Business or that takes a position adverse to any Employer Business.

(iii)
"engaging in conduct disloyal to AT&T" means, while employed by an Employer Business or within two  (2) years after the Eligible Employee's termination of employment, (i) soliciting for employment or hire, whether as an employee or as an independent contractor, for any business in competition with an Employer Business, any person employed by AT&T or its affiliates during the one (1) year prior to the Eligible Employee's termination of employment, whether or not acceptance of such position would constitute a breach of such person's contractual obligations to AT&T and its affiliates; (ii) soliciting, encouraging, or inducing any vendor or supplier with which Eligible Employee had business contact on behalf of any Employer Business during the two (2) years prior to the Eligible Employee's termination of employment, to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with AT&T or its affiliate; or (iii) soliciting, encouraging, or inducing any customer or active prospective customer with whom  had business contact, whether in person or by other media, on behalf of any Employer Business during the two (2) years prior to the Eligible Employee's termination of employment ("Customer"), to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with any Employer Business, or to purchase competing goods or services from a business competing with any Employer Business, or accepting or servicing business from such Customer on behalf of himself or any other business.  "Engaging in conduct disloyal to AT&T" also means, disclosing Confidential Information to any third party or using Confidential Information, other than for an Employer Business, or failing to return any Confidential Information to the Employer Business following termination of employment.

(iv)
"Confidential Information" shall mean all information belonging to, or otherwise relating to, an Employer Business, which is not generally known, regardless of the manner in which it is stored or conveyed to the Eligible Employee, and which the Employer Business has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure.  Confidential Information includes trade secrets as well as other proprietary knowledge, information, know-how, and non-public intellectual property rights, including unpublished or pending patent applications and all related patent rights, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and data, whether or not patentable or copyrightable and whether or not it has been conceived, originated, discovered, or developed in whole or in part by the Eligible Employee.  For example, Confidential Information includes, but is not limited to, information concerning the Employer Business' business plans, budgets, operations, products, strategies, marketing, sales, inventions, designs, costs, legal strategies, finances, employees, customers, prospective customers, licensees, or licensors; information received from third parties under confidential conditions; or other valuable financial, commercial, business, technical or marketing information concerning the Employer Business, or any of the products or services made, developed or sold by the Employer Business.  Confidential Information does not include information that (i) was generally known to the public at the time of disclosure; (ii) was lawfully received by the Eligible Employee from a third party; (iii) was known to the Eligible Employee prior to receipt from the Employer Business; or (iv) was independently developed by the Eligible Employee or independent third parties; in each of the foregoing circumstances, this exception applies only if such public knowledge or possession by an independent third party was without breach by the Eligible Employee or any third party of any obligation of confidentiality or non-use, including but not limited to the obligations and restrictions set forth in this Plan.

(b)            Forfeiture of Benefits.  Basic Death Benefits, Alternate Death Benefits, and all Company paid premiums therefore, shall be forfeited and shall not be provided under this Plan if the Committee determines that, within the time period and without the written consent specified, Eligible Employee has been either engaging in competition with AT&T or engaging in conduct disloyal to AT&T.
(c)            Equitable Relief.    The parties recognize (i) that any Eligible Employee's breach of any of the covenants in this Section 8 will cause irreparable injury to the Company, and will represent a failure of the consideration under which AT&T (in its capacity as creator and sponsor of the Plan) agreed to provide the Eligible Employee with the opportunity to receive Basic Death Benefits and/or Alternate Death Benefits under the Plan, and (ii) that monetary damages would not provide AT&T with an adequate or complete remedy that would warrant AT&T's continued sponsorship of the Plan and provision of Basic Death Benefits and/or Alternate Death Benefits for all Eligible Employees.  Accordingly, in the event of an Eligible Employee's actual or threatened breach of covenants in this Section 8, the Committee, in addition to all other rights and acting as a fiduciary under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") on behalf of all Eligible Employees, shall have a fiduciary duty (in order to assure that AT&T receives fair and promised consideration for its continued Plan sponsorship and funding of Basic Death Benefits) to seek an injunction restraining the Eligible Employee from breaching the covenants in this Section 8.  In addition, AT&T shall pay for any Plan expenses that the Committee incurs hereunder, and shall be entitled to recover from the Eligible Employee its reasonable attorneys' fees and costs incurred in obtaining such injunctive remedies.  To enforce its repayment rights with respect to an Eligible Employee, the Plan shall have a first priority, equitable lien on all Basic Death Benefits, Alternate Death Benefits and/or any Company paid premiums therefore paid pursuant to the Plan (and the value of any coverage for such death benefits) provided pursuant to the Plan with respect to the Eligible Employee.  In the event the Committee succeeds in enforcing the terms of this Section through a written settlement with the Eligible Employee or a court order granting  an injunction hereunder, the Eligible Employee shall be entitled to collect Basic Death Benefits, Alternate Death Benefits, and/or Company paid premiums therefore, and to receive coverage for such Basic Death Benefits and/or Alternate Death Benefits following the date of the settlement or injunction prospectively, if the Eligible Employee is otherwise entitled to such benefits, net of any fees and costs assessed pursuant hereto (which fees and costs shall be paid to AT&T as a repayment on behalf of the Eligible Employee), provided that the Eligible Employee complies with said settlement or injunction.
(d)            Uniform Enforcement.  In recognition of AT&T's need for nationally uniform standards for the Plan administration, it is an absolute condition in consideration of any Eligible Employee's coverage for or receipt of payments of Basic Death Benefits under the Plan after January 1, 2010 that each and all of the following conditions apply to all Eligible Employees and to any benefits that are paid or are payable under the Plan:

(i)	ERISA shall control all issues and controversies hereunder, and the Committee shall serve for purposes hereof as a "fiduciary" of the Plan and as its "named fiduciary" within the meaning of ERISA.
(ii)
All litigation between the parties relating to this Section shall occur in federal court, which shall have exclusive jurisdiction, any such litigation shall be held in the United States District Court for the Northern District of Texas, and the only remedies available with respect to the Plan shall be those provided under ERISA.

(iii)
If the Committee determines in its sole discretion either (I) that AT&T or its affiliate that employed the Eligible Employee terminated the Eligible Employee's employment for cause, or (II) that equitable relief enforcing the Eligible Employee's covenants under this Section 8 is either not reasonably available, not ordered by a court of competent jurisdiction, or circumvented because the Eligible Employee has sued in state court, or has otherwise sought remedies not available under ERISA, then in any and all of such instances the Eligible Employee shall not be entitled to collect any Basic Death Benefits, and if any such benefits have been paid to the Eligible Employee, the Eligible Employee or his or her Beneficiaries shall immediately repay to the Plan (which shall be used to pay Plan administrative expenses or Plan benefits) the value of the coverage for all Basic Death Benefits, and any such benefits actually paid, upon written demand from the Committee.  Furthermore, the Eligible Employee shall hold AT&T and its affiliates harmless from any loss, expense, or damage that may arise from any of the conduct described in clauses (I) and (II) hereof.

9.            Restriction on Assignment.  The Eligible Employee may assign all or any part of his or her right, title, claim, interest, benefits and all other incidents of ownership which he or she may have in the Insurance Contract to any other individual or trustee, provided that any such assignment shall be subject to the terms of this Plan; except neither the Eligible Employee nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable as a Salary Continuation Death Benefit hereunder, which are, and all rights to which are, expressly declared to be unassignable and non-transferable.  No part of the amounts payable as a Salary Continuation Death Benefit hereunder shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Eligible Employee or any other person, nor be transferable by operation of law in the event of the Eligible Employee's or any other person's bankruptcy or insolvency.  Except as provided in this Section 8, no assignment or alienation of any benefits under the Plan will be permitted or recognized.

10.            Unsecured General Creditor.  Except to the extent of rights with respect to the Insurance Contract in the absence of an election to receive benefits in Salary Continuation Death Benefit form, the Eligible Employee and his or her Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of AT&T, nor shall they be beneficiaries, or have any rights, claims or interests in, any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by AT&T ("Policies"); such Policies or other assets of AT&T shall not be held under any trust for the benefit of the Eligible Employee, his or her designated beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of AT&T under this Agreement; any and all of AT&T's assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of AT&T; AT&T shall have no obligation to acquire any Policies or any other assets; and AT&T's obligations under this Agreement shall be merely that of an unfunded and unsecured promise of AT&T to pay money in the future.
11.            Employment Not Guaranteed.  Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving the Eligible Employee any right to be retained in the employ of any AT&T company.
12.            Protective Provisions.  The Eligible Employee will cooperate with AT&T by furnishing any and all information requested by AT&T, in order to facilitate the payment of benefits hereunder, taking such physical examinations as AT&T may deem necessary and taking such other relevant action as may be requested by AT&T, in order to facilitate the payment of benefits hereunder.  If the Eligible Employee refuses so to cooperate, the Eligible Employee's participation in the Plan shall terminate and AT&T shall have no further obligation to the Eligible Employee or his or her designated Beneficiary hereunder.  If the Eligible Employee commits suicide during the two-year period beginning on the date of eligibility under the Plan, or if the Eligible Employee makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable by reason of this Plan to the Eligible Employee or his or her designated Beneficiary, or in AT&T's sole discretion, benefits may be payable in a reduced amount.
13.            Change in Status.  In the event of a change in the employment status of an Eligible Employee to a status in which he or she is no longer an Eligible Employee under the Plan, such Eligible Employee shall immediately cease to be eligible for any benefits under this Plan; provided, however, such survivor benefits as would be available to such employee by reason of his or her new status but which do not automatically become effective upon attainment of such new status shall continue to be provided under this Plan until such benefits become effective or until such employee has had reasonable opportunity to effectuate such benefits but has failed to take any requisite action necessary for such benefits to become effective.
14.            Named Fiduciary.  If this Plan is subject to the Employee Retirement Income Security Act of 1974 (ERISA), AT&T is the "named fiduciary" of the Plan.

15.            Applicable Law.  This Plan and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Texas to the extent such law is not preempted by ERISA.
16.            Administration of the Plan.  The Committee shall be the sole administrator of the Plan and will administer the Plan, interpret, construe and apply its provisions in accordance with its terms.  The Committee shall further establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan.  All decisions of the Committee shall be binding.
17.            Relation to Prior Plans.  This Plan supersedes and replaces prior Senior Management Survivor Benefit, Senior Management Supplementary Life Insurance, and Senior Management Alternate Death Benefit Life Insurance Plans as in effect prior to January 1, 1986, except such plans shall continue to apply to Eligible Employees who retired before January 1, 1986; provided, however, that with respect to those Eligible Employees who retired during calendar year 1986 by reason of the fact of attaining age 65, the Post-Retirement Benefit provided pursuant to the Senior Management Survivor Benefit Plan as in effect prior to January 1, 1986, shall continue to apply and the post-retirement benefit provided under the Basic Death Benefit portion hereof shall not apply.
Effective January 1, 2008, this Plan supersedes and replaces the Cingular Wireless SBC Executive Transition Life Insurance Plan (the "Cingular Plan"), and all policies issued under the Cingular Plan shall be transferred to and governed by the Plan.
18.            Amendments and Termination.  This Plan may be modified or terminated at any time in accordance with the provisions of AT&T's Schedule of Authorizations.  A modification or Plan termination may affect present and future Eligible Employees; provided, however, that no modification shall be made to this Plan with respect to an Eligible Employee who terminates employment for reason of disability or Retirement), nor shall a termination of the Plan operate so as to be applicable to such an individual, without the written consent of the Eligible Employee.